UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 12, 2012

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

17383 Sunset Boulevard, Suite A310, Pacific Palisades, CA 90272

(Address of Principal Executive Offices/Zip Code)

(213) 745-2123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Sequential Brands Group, Inc. (“the Company”) held its annual meeting of stockholders on June 12, 2012 (the “Annual Meeting”). At the Annual Meeting, 25,030,901 shares of common stock were represented in person or by proxy and 14,500 shares of Series A Preferred stock were represented in person or by proxy. On all matters coming before the meeting, each holder of record of common stock was entitled to one vote for each share of common stock and each holder of record of Series A Preferred stock was entitled to 5,714 votes for each share of Series A Preferred stock. Therefore, the holders of the Company’s outstanding 14,500 shares of Series A Preferred stock had 82,853,000 votes on all matters coming before the meeting and shares representing approximately 90.8% of the Company’s voting securities were present at the meeting.

At the Annual Meeting, the Company’s stockholders voted to elect Colin Dyne and William Sweedler to serve until the Company’s 2015 annual meeting of stockholders or until their successors have been duly elected and qualified by the following vote:

Name	Number of Votes For	Number of Votes Withheld	Number of Broker Non-Votes
Colin Dyne	104,096,201	3,787,700	0
William Sweedler	104,091,201	3,792,700	0

At the 2012 Annual Meeting, the Company’s stockholders also voted to approve an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio within a range of 1-for-5 to 1-for-15, at the discretion of the Company’s Board of Directors, by the following vote:

Number of Votes For	Number of Votes Against	Number of Votes Abstaining
102,962,327	4,919,525	2,049

As a result of the vote, the Board of Directors of the Company has the authority to determine, within twelve months from the Annual Meeting, whether to implement the reverse stock split and the exact amount of the reverse stock split within the above range if it is to be implemented.

The Company’s stockholders also voted at the Annual Meeting to ratify the selection of Weinberg and Company as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 by the following vote:

Number of Votes For	Number of Votes Against	Number of Votes Abstaining
107,882,501	1,300	100

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: June 18, 2012	By:	/s/ Colin Dyne
Colin Dyne
Chief Executive Officer

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